Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.02 per share, of PAR Technology Corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: February 14, 2020

Scott Stewart Miller

Greenhaven Road Investment Management, LP

MVM Funds, LLC

Greenhaven Road Capital Partners Fund GP LLC

Greenhaven Road Capital Fund 1, L.P.

Greenhaven Road Capital Fund 2, L.P.

Greenhaven Road Capital Partners Fund, L.P.

By:	/s/ Scott Stewart Miller

Scott Stewart Miller, for himself, as the Managing Member of the General Partner (for itself and on behalf of Fund 1, Fund 2 and the Investment Manager), and as the Managing Member of Partners GP (for itself and on behalf of Partners Fund)